Exhibit 21.1

WESTERN SIERRA BANCORP

ANNUAL REPORT ON FORM 10-K

SUBSIDIARIES OF THE REGISTRANT

as of March 10, 2006

Western Sierra Bancorp owns 100% of the outstanding voting securities of the following corporations.

Name	Jurisdiction of Incorporation

Western Sierra National Bank	United States
Central California Bank	California
Lake Community Bank	California
Auburn Community Bank	California
Sentinel Associates, Inc.	California